The McClatchy Company

CONTACT	Elaine Lintecum Treasurer 916-321-1843 elintecum@mcclatchy.com

McCLATCHY COMPLETES DEBT REFINANCING

SACRAMENTO, CA, May 10, 2004 - The McClatchy Company (NYSE: MNI) today announced that it entered into a five-year, senior unsecured revolving credit facility, which provides borrowings of up to $500.0 million through a syndicate of banks. The facility has been rated BBB+ by Standard & Poor's and Baa1 by Moody's Investor Services.

The Company intends to use the new revolving facility initially to refinance its existing debt. Subsequent to the refinancing, the Company will launch a new commercial paper program that will be used to refinance the debt under the new facility. The new facility will then be used primarily to support the commercial paper program. The balance of the commercial paper program, if any, will be used for other general corporate purposes.

The securities to be offered by the Company in any commercial paper program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of offer to buy the Company's notes under its commercial paper program.